UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 6, 2013

Illumina, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35406	33-0804655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, California		92122
(Address of principal executive offices)		(Zip Code)
(858) 202-4500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 6, 2013, Illumina, Inc. (the “Company”), TP Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Verinata Health, Inc., a Delaware corporation (“Verinata”), and Shareholder Representative Services LLC, in its capacity as the Verinata equity holder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Verinata with Verinata continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The Merger Agreement provides that former equity holders of Verinata will, at the effective time, be entitled to receive aggregate consideration of $350 million (subject to certain closing and post-closing adjustments as set forth in the Merger Agreement) and up to $100 million in milestone payments through 2015.

The Company and Verinata have made customary representations, warranties, and covenants in the Merger Agreement and consummation of the Merger is subject to customary conditions, including expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The Merger Agreement also provides for customary termination and indemnification provisions.

On January 6, 2013, the stockholders of Verinata by written consent approved and adopted the Merger Agreement.

This summary of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 30, 2012.

On January 7, 2013, the Company issued a press release announcing that it had entered into the Merger Agreement.  The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

 Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press release, dated January 7, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
By:	/s/ Christian G. Cabou
Christian G. Cabou
Senior Vice President and General Counsel

Date: January 10, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 7, 2013